Exhibit (h)(7)

Shareholder Service Agreement

Agreement made as of the 2nd day of October, 2012 by and among Hewitt Associates LLC (“Hewitt”) and GMO Series Trust (“The Series Trust”).

Witnesseth

Whereas: The Series Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Act”), with offers those funds identified on Schedule A attached hereto, as such Schedule may be amended from time to time by the parties hereto (the “Funds”);

Whereas: The Series Trust desires that Hewitt, or an assignee of Hewitt, as provided herein, serve as agent to provide certain administrative activities set forth in Schedule B attached hereto in connection with purchase and redemption of shares of the Funds by those certain employee benefit, profit-sharing and retirement plans for which Hewitt now performs or intends to perform administrative and recordkeeping services (“Plans”).

Now, Therefore, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

1.	Appointment of Hewitt. The Series Trust hereby appoints Hewitt as agent with respect to shares of the Funds purchased and held by Plans, and Hewitt accepts such appointment and agrees to perform the services described on Schedule B. The Series Trust or its designee will furnish Hewitt, for each Fund, with (1) confirmed net asset values calculated as of the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the “Close of Trading”) on each business day that the New York Stock Exchange is open for business (each a “Business Day”) and (2) shareholder income and capital gain dividend information as it arises. The Series Trust or its designated agent shall use its reasonable efforts to provide such information to Hewitt, by 7:00 p.m. New York time. As agent for the Funds, Hewitt shall receive from Plans for acceptance as of the Close of Trading on each Business Day (based upon the Plans’ receipt of instructions from participants of the Plans prior to the Close of Trading on such Business Days): (a) orders for the purchase of shares of the Funds and (b) redemption requests and redemption directions with respect to shares of the Funds held by Plans (both (a) and (b) herein being hereinafter referred to as “Instructions”). Instructions received by Hewitt from participants of the Plans after the Close of Trading on each Business Day will be processed on the next following Business Day. Hewitt agrees to notify the Series Trust or its designated agent three weeks’ prior to the initial purchase and/or exchange for any Fund.

2.	Fund Receipt of Instructions.

(a) Manual Trading. Hewitt agrees that, to the extent NSCC Trading (as defined below) is available and supported by the Plans and/or the Plans’ agent, the manual procedures set forth in this Section 2(a) shall apply only when NSCC Trading is unavailable for any reason, including in the event of a Hewitt system failure. Hewitt shall, via facsimile or other means as the parties may agree, send Instructions to State Street Bank and Trust Company (“State Street”), as the Series Trust’s designee, for receipt by the Series Trust by a time no later than 7:30 a.m. (New York Time) on each next following Business Day; provided, however, that such instructions will be recognized as having been received on behalf of the Funds by Hewitt as agent for the Funds prior to the Close of Trading on such previous Business Day; provided further, however, that Hewitt received such Instructions prior to the Close of Trading on the previous Business Day. For Manual Trades resulting from DCC&S rejections as provided in Section 2(b) below, Hewitt will use commercially reasonable efforts to either: (i) provide an email confirmation detailing the number of manual trades submitted by 9:00 am (New York Time) or (ii) confirm via telephone that such Instructions have been received and are in good order.

(b) National Securities Clearing Corporation (“NSCC”) Trading. Hewitt and the Series Trust represent that they, or in the case of the Series Trust, its Distributor, are members of the NSCC and agree that the terms and conditions of NSCC membership shall be incorporated herein. The parties hereto shall act according to their duties as NSCC members and the procedures established by the NSCC, specifically with respect to the transmission and acceptance of electronic Instructions for the purchase and redemption of shares of the Funds through the NSCCs Defined Contribution Clearance and Settlement (“DCC&S”) System. Hewitt shall communicate orders through the DCC&S System by 7:30 a.m. (New York Time) to settle transactions for those orders communicated by Hewitt for the net purchase and net redemption of shares of the Funds in accordance with standard protocol and procedures of the NSCC, which, to the extent inconsistent with any term of this Agreement, shall control. If a trade submitted through the DCC&S System is rejected for any reason, Hewitt shall use commercially reasonable efforts to transmit Instructions to State Street via the manual trading procedures set forth above no later than 9:00 a.m. (New York Time).

3.	Representations of Hewitt. Hewitt represents that:

(a) it has full power and authority to enter into and perform this Agreement;

(b) it is registered with the Securities and Exchange Commission as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(c) the arrangements provided for in this Agreement will be disclosed to the Plans through their representatives;

(d) it will comply with all applicable requirements of laws, rules and regulations of governmental or self-regulatory authorities having jurisdiction for the acts and duties of Hewitt under this Agreement;

(e) it will only forward to the Series Trust or its designated agent for purchase or redemption as of the Close of Trading on each Business Day Instructions it receives prior to the Close of Trading on such day; and

(f) it will promptly notify the Series Trust in the event that Hewitt is for any reason unable to perform any of its obligations under this Agreement.

4.	Representations of the Series Trust. The Series Trust represents that:

(a) it has full power and authority to enter into and perform this Agreement and is duly authorized to appoint Hewitt as agent for the Funds;

(b) it is Massachusetts business trust and a registered open-end management investment company registered under the Act; and

(c) it will promptly notify Hewitt in the event that it is for any reason unable to perform any of its obligations under this Agreement.

5.	Confidentiality; Security. Each party: (a) shall keep confidential by using the same care and discretion it uses with respect to its own confidential property and trade secrets, (b) shall not without the express prior written consent of the other party (which shall be deemed given hereby with respect to the parties and their representatives, to the extent necessary or appropriate for their proper operation, and to any governmental body or self-regulatory organization, to the extent required to comply with legal requirements and lawful requests) make or permit disclosure of, and (c) shall use reasonable care to cause others to which it makes permitted disclosure to keep confidential: (i) all proprietary data, software, processes, information and documentation provided by either party (“Proprietary Information”) and (ii) the provisions of this Agreement. Each party hereby irrevocably authorizes the other to act in accordance with and rely upon Instructions and notices received by it from the other. Each party acknowledges that it is its own responsibility to assure that only its authorized persons use its respective internal systems on its behalf; provided, however, that each party shall only be liable hereunder for use of its system by unauthorized persons who have obtained access thereto as result of the bad faith or willful misconduct of such party or any of its officers or employees.

To the extent applicable, the parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents in accordance with Section 248.11 of Regulation S-P (17 CFR 248.1-248.30) (“Reg S-P”), and any other applicable federal or state privacy laws and regulations, including without limitation 201 CMR 17.00 et seq. and applicable security breach notification regulations. The parties shall require that their designees or agents comply with terms and conditions related to the protection of information at least as protective of as those set forth herein. At all times, the parties’ shall remain responsible and liable for such entities’ compliance with the confidentiality provisions set forth herein.

6.	Warranties; Liability for Data Transmission. Notwithstanding anything else in this Agreement to the contrary, neither party shall have be liable for any losses, damages, injuries, claims, cost or expenses arising as result of delay, omission or error in the transmission of an Instruction or for machine or computer breakdown or malfunction, interruption or malfunction of communication facilities, labor difficulties or any other similar or dissimilar acts of God.

7.	Price Errors. The Series Trust will follow its internal policies to determine whether an adjustment is necessary to correct any error in the computation of the net asset value per share for any Fund.

(a) Notification. If an adjustment is required to correct any error in the computation of the net asset value of shares (“Price Error”), the Series Trust shall notify Hewitt as soon as practicable after discovering the Price Error. Notice may be made via facsimile or via direct or indirect systems access and shall state the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change.

(b) Underpayments. If a Price Error causes a Plan to receive less than the amount to which would otherwise have been entitled prior to a price adjustment, Hewitt shall make adjustments to accurately reflect the number of shares held by the Plan.

(c) Overpayments. If a Price Error causes a Plan to receive more than the amount to which it otherwise would have been entitled, Hewitt will make a good faith attempt to collect such excess amount from the affected Plan. Absent Hewitt’s failure to make such a good faith attempt, however, Hewitt will in no event be liable to any of the parties for any such amounts if, prior to notice from the Series Trust of a price adjustment, such amounts were distributed to the Plan.

(d) Expenses. If a Price Error causes Hewitt to make adjustments to the accounts for the Plans, the Series Trust will reimburse Hewitt for all reasonable and demonstrable costs and expenses (including reasonable hourly compensation for any personnel utilized by Hewitt in making such adjustments) incurred by Hewitt in making such adjustments.

8.	Information Regarding Plans. Hewitt shall transmit to the Series Trust or the Funds (or to any agent designated by either of them) such information concerning Plans (including participants in the Plans) as shall reasonably be necessary for the Series Trust to provide the services contemplated by this Agreement and as the Funds shall reasonably conclude is necessary to enable the Funds to comply with applicable state Blue Sky laws.

9.	Compensation of Hewitt. In consideration for providing the services under this Agreement, the Series Trust shall pay Hewitt the fee set forth in Schedule A attached hereto.

10.	Indemnification. Except with respect to matters excluded from liability pursuant to paragraphs 5, 6 or 7 hereof or this paragraph 10, each of the Series Trust and Hewitt (an “Indemnitor”) shall indemnify and hold harmless each other, and their respective officers, directors, partners, trustees, and agents (“Indemnitees”), against any claims or liabilities suffered by all or any of such Indemnitees to the extent arising out of any bad faith, willful misconduct, fraudulent or negligent act of commission or omission by the responsible Indemnitor relating to this Agreement or the services rendered hereunder, including reasonable legal fees and other out-of-pocket costs of defending against any such claim or liability.

11.	Non-Solicitation. Each party agrees on behalf of itself and its affiliates that during the course of this Agreement, it will not attempt to deprive the other party of business opportunities or existing business by providing information to competitors of the other party or its affiliates concerning such party’s or its affiliates business plans, marketing efforts, existing relationships with plan sponsors, or proposals for business that they have outstanding with plan sponsors (other than information that a competitor has already obtained from another source or is generally known within the industry).

12.	Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

13.	Term of Agreement. This Agreement shall become effective as of the date first set forth above. It shall continue in effect for an initial term of two years and thereafter from year to year after its initial term until terminated in accordance with the provisions hereof. This Agreement may be terminated at any time after its initial term by either party upon ninety days written notice to the other party. Notwithstanding the foregoing, this Agreement shall be terminated immediately upon either: (i) a material breach by either party not cured within the shorter of a reasonable time or 30 days after notice from the other, or (ii) with regard to any single Plan, upon termination of services from either party to such Plan. Upon the termination of this Agreement for any reason, each of the parties shall return to the other party all copies of all Proprietary Information which are in the possession or control of the other party, without limitation, any affiliates of, although this provision shall not apply to any information, records or material which the parties are required to retain pursuant to applicable laws and regulations. The provisions of paragraph 10 and this paragraph 13 shall survive any termination of this Agreement. In the event that this Agreement terminates, and Hewitt, or any affiliate thereof, continues to provide administrative and recordkeeping services of the nature provided for herein to any Plan which continues to invest in the Funds, the compensation provided for in paragraph 9 herein shall continue.

14.	Notices. All notices and other communications hereunder (other than information required to be provided from the Series Trust to Hewitt pursuant to paragraph 1) shall be in writing and shall be hand delivered or mailed by certified mail or overnight courier to the other party at the following address or such other address as each party may give notice to the other:

If to Hewitt:

100 Half Day Road

Lincolnshire, IL 60069

Attention: General Counsel

If to GMO Series Trust:

40 Rowes Wharf

Boston, Massachusetts 02110

Attention: Legal Department

15.	Amendment, Assignment and Other Matters. This Agreement may not be amended except by writing signed by the party against which enforcement is sought. This Agreement shall not be assigned by either party without the written consent of the other party. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

16.	Market Timing and Information Sharing and Trade Restriction Pursuant to Rule 22c-2 under the 1940 Act.

(a) Hewitt acknowledges that market-timing or other abusive trading in the Funds by shareholders may negatively impact remaining shareholders within the Funds; Hewitt agrees to cooperate with the Series Trust and the Funds in their efforts to protect the shareholders by using commercially reasonable efforts to enforce guidelines provided by the Series Trust to monitor and prevent abusive trading.

(b) Shareholder Information.

(i)	Agreement to Provide Information. Hewitt agrees to provide The Series Trust or The Series Trust’s agent, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares of the Funds held through an account maintained on behalf of Hewitt during the period covered by the request.

(ii)	Period Covered by Request. Requests must set forth a specific period, in three calendar month increments, not to exceed 12 months from the date of the request, for which transaction information is sought. The Series Trust or The Series Trust’s agent may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. In the event any transaction information is requested that is older than one year from the date of the request Hewitt, may charge The Series Trust reasonable expenses it may incur associated with retrieving and providing such information.

(iii)

Form and Timing of Request and Response. Hewitt agrees to provide, promptly, upon request, the requested information specified in Section 16(a)(i) above. If requested, Hewitt agrees to use its commercially reasonable efforts to determine promptly whether any transactions effected by Hewitt on behalf of The Series Trust include transactions effected by an indirect intermediary through Hewitt and, upon further request, to promptly either (A) provide to The Series Trust or The Series Trust’s agent (or arrange to have provided) the information set forth in Section 16(a)(i) above for those Shareholders who hold an account with the Fund through Hewitt or (B) restrict and prohibit such persons from purchasing securities issued by the Fund in nominee name through Hewitt on behalf of other persons. Hewitt additionally agrees to inform The Series Trust or The Series Trust’s agent whether it plans to perform (A) or (B). To the extent practicable, the format for any transaction information requested or provided under this Section 16 shall be consistent with the NSCC Standardized Data Reporting Format. Both the requests and responses should be provided electronically via the NSCC.

(iv)	Limitations on use of Information. The Series Trust agrees that it and that its agents receiving such information will not use the information received under this Section 16 for any purpose other than Rule 22c-2 compliance monitoring, including marketing, without the prior written consent of Hewitt.

(c)	Agreement to Restrict Trading. Hewitt agrees, upon the written direction of The Series Trust or The Series Trust’s agent, to restrict exchanges or prohibit further purchases of Shares by a Shareholder who has been identified by The Series Trust or The Series Trust’s agent as having engaged in transactions of the Fund’s Shares through Hewitt that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i)	Form of Direction. Directions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the directions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)	Timing of Response. Hewitt agrees to execute directions to restrict or prohibit trading as soon as reasonably practicable, but not later than ten business days after receipt of written directions by Hewitt from The Series Trust or The Series Trust’s agent or the Fund.

(iii)	Restriction Information Assistance. Upon request, The Series Trust agrees to provide Hewitt reasonable assistance in providing the affected Plan participant(s) or the sponsor of the affected Plan with information reasonably requested regarding the restriction or prohibition specified in Section 16(b) above.

(iv)	Confirmation by Hewitt. Hewitt will provide written confirmation to The Series Trust or The Series Trust’s agent that directions to restrict exchanges or prohibit further purchases of Shares of the Funds have been executed. Hewitt agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the directions have been executed.

(d)	Definitions. The following definitions shall apply for the purposes of this Section 16:

(i)	The term “Fund” as defined above shall also include the fund’s principal underwriter and transfer agent, but not any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

(ii)	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the intermediary.

(iii)	The term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

17.	USA Patriot Act. Each party hereto agrees to establish and maintain policies and procedures required by federal, state or local law to detect and prevent money laundering, including those required by the United and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”). Each party further agrees to cooperate and share information with the other to the extent required by law to facilitate implementation of each other’s anti-money laundering program. If, under Trust’s anti-money laundering program, a Fund determines at any time that activity of an Account is suggestive of money laundering, the Fund may restrict further purchases in the Fund, close the Account, and notify the appropriate authorities.

18.	Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, the parties and their respective designees, agents and assigns will not be responsible for delays or errors caused by acts of God or by circumstances beyond their control, including without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, labor unrest, strikes and lockouts, mechanical breakdown, insurrection, acts of war or terrorism, riots, epidemics, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes.

In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first above written.

Hewitt Associates LLC		GMO Series Trust

By:	/s/ Matt Miller	By:	/s/ Heather Schirmer-Mahoney
Title:	Vice President, Legal	Title:	Vice President

*	GMO Series Trust hereby represents that it is a Massachusetts business trust and that a copy of this Agreement and the Declaration of Trust of GMO Series Trust is or will be on file with the Secretary of State of the Commonwealth of Massachusetts. GMO Series Trust hereby provides notice that this Agreement is being executed on behalf of the Trustees of the GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series. No/withstanding the foregoing and for the avoidance of doubt, the parties acknowledge that GMO Series Trust is fully responsible for all of its obligations contained within this Agreement

Schedule A

List of Funds

FUND	Share Class	CUSIP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25
GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0
GMO Core Plus Bond Series Fund R4	R4	380131649	25
GMO Core Plus Bond Series Fund R5	R5	380131631	10
GMO Core Plus Bond Series Fund R6	R6	380131623	0
GMO Developed World Stock Series Fund R4	R4	380131748	25
GMO Developed World Stock Series Fund R5	R5	380131730	10
GMO Developed World Stock Series Fund R6	R6	380131722	0
GMO Emerging Countries Series Fund R4	R4	380131672	25
GMO Emerging Countries Series Fund R5	R5	380131664	10
GMO Emerging Countries Series Fund R6	R6	380131656	0
GMO Foreign Series Fund R4	R4	380131714	25
GMO Foreign Series Fund R5	R5	380131698	10
GMO Foreign Series Fund R6	R6	380131680	0
GMO Global Asset Allocation Series Fund R4	R4	380131441	25
GMO Global Asset Allocation Series Fund R5	R5	380131433	10
GMO Global Asset Allocation Series Fund R6	R6	380131425	0
GMO Global Equity Allocation Series Fund R4	R4	380131474	25
GMO Global Equity Allocation Series Fund R5	R5	380131466	10
GMO Global Equity Allocation Series Fund R6	R6	380131458	0
GMO International Bond Series Fund R4	R4	380131615	25
GMO International Bond Series Fund R5	R5	380131599	10
GMO International Bond Series Fund R6	R6	380131581	0
GMO International Core Equity Series Fund R4	R4	380131847	25
GMO International Core Equity Series Fund R5	R5	380131839	10
GMO International Core Equity Series Fund R6	R6	380131821	0
GMO International Equity Allocation Series Fund R4	R4	380131516	25
GMO International Equity Allocation Series Fund R5	R5	380131490	10
GMO International Equity Allocation Series Fund R6	R6	380131482	0
GMO International Growth Equity Series Fund R4	R4	380131771	25
GMO International Growth Equity Series Fund R5	R5	380131763	10
GMO International Growth Equity Series Fund R6	R6	380131755	0
GMO International Large/Mid Cap Value Series Fund R4	R4	380131813	25
GMO International Large/Mid Cap Value Series Fund R5	R5	380131797	10
GMO International Large/Mid Cap Value Series Fund R6	R6	380131789	0
GMO Quality Series Fund R4	R4	380131409	25
GMO Quality Series Fund R5	R5	380131508	10
GMO Quality Series Fund R6	R6	380131607	0
GMO U.S. Core Equity Series Fund R4	R4	380131102	25
GMO U.S. Core Equity Series Fund R5	R5	380131201	10
GMO U.S. Core Equity Series Fund R6	R6	380131300	0
GMO U.S. Equity Allocation Series Fund R4	R4	380131540	25
GMO U.S. Equity Allocation Series Fund R5	R5	380131532	10
GMO U.S. Equity Allocation Series Fund R6	R6	380131524	0
GMO U.S. Growth Series Fund R4	R4	380131870	25
GMO U.S. Growth Series Fund R5	R5	380131862	10
GMO U.S. Growth Series Fund R6	R6	380131854	0
GMO U.S. Intrinsic Value Series Fund R4	R4	380131706	25
GMO U.S. Intrinsic Value Series Fund R5	R5	380131805	10
GMO U.S. Intrinsic Value Series Fund R6	R6	380131888	0

Schedule B

Hewitt shall perform the following services, all in accordance with the terms of this Agreement:

1.	Maintain separate records for each Plan, which records shall reflect the dollar amount of shares purchased and redeemed, including the date and price for all transactions; dollar value of account balances; Plan participant’s name and address, social security or taxpayer identification numbers.

2.	Prepare, and transmit to Plan participants confirmations of purchases and redemptions and periodic account statements showing the investment by Plans in the Funds as of the statement closing date, and such pertinent information as Hewitt and the Series Trust may agree from time to time.

3.	Provide Plans with factual information regarding investment in the Funds as is provided in the Fund’s prospectus, statement of additional information, or such other information as the Series Trust may provide to Hewitt. Hewitt agrees that it will not make any material changes to any documents and/or information provided to it pursuant to this Schedule B by the Series Trust, its agents, or the Funds.